Exhibit 99.1

DIRTT Releases Q2 2020 Financial Results

Announces Additions to Board of Directors

CALGARY, Alberta, July 29, 2020 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT,” the “Company,” “we” or “us”) (TSX: DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, today announced its financial results for the three and six months ended June 30, 2020. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Second Quarter 2020

•	Revenue of $42.2 million

•	Gross profit margin of 33.7%

•	Adjusted Gross Profit Margin[1] of 38.2%

•	Net income of $0.3 million

•	Net income margin of 0.7%

•	Adjusted EBITDA[1] of $0.3 million

•	Adjusted EBITDA Margin[1] of 0.6%

•	$44.6 million cash balance

Note:	(1) See “Non-GAAP Financial Measures”. We have revised our calculations of Adjusted Gross Profit Margin and Adjusted EBITDA for the periods presented.

Management Commentary

“We continued making steady progress in implementing key elements of our strategic plan despite adjusting our hiring plans in reaction to the COVID-19 pandemic,” stated CEO Kevin O’Meara. “Strengthening our commercial capabilities, we welcomed our director of strategic accounts and enterprise sales, whose industry experience includes 25 years with Herman Miller, most recently as Senior Vice President of Sales and five years as president of Trendway, a manufacturer of office furniture and systems. We hired the last of our four regional sales directors, broadened our partner network with five new partners, and will soon re-open our DIRTT Experience Centers to client tours. We also implemented phase one of our CRM system, which we expect will significantly strengthen our ability to manage lead generation and our end to end sales pipeline.

“Leveraging our many new capabilities, on July 7th we launched Make Space for Possibilities™, DIRTT’s first-ever comprehensive strategic marketing campaign. The campaign integrates our Company’s expanded sales, marketing and product efforts, illustrating our in-depth approach to enhancing sales execution. Make Space for PossibilitiesTM highlights the ability of DIRTT solutions to meet the needs of individuals, teams and organizations seeking greater adaptability within their workplaces and real estate portfolios as they adjust to the long-term impacts of COVID-19.”

Mr. O’Meara concluded, “Despite dramatic economic shifts due to the pandemic and its impact on the construction industry, our second quarter revenue of $42.2 million slightly exceeded our first quarter revenue and we delivered modestly positive adjusted EBITDA. Given the uncertain macro-environment, we continued to take measures to conserve financial liquidity and maintain our strong balance sheet and ended the quarter with just under $45 million of cash. In the second half of 2020, we will be laser-focused on leveraging opportunities to accelerate the shift from conventional to modular construction and, in the process, positioning DIRTT to achieve sustained, long-term market share growth.”

Board of Directors

DIRTT is pleased to announce that Michael T. Ford and Shauna R. King will be joining the Company’s board effective August 1, 2020. Mr. Ford is Head of Global Real Estate & Security for Microsoft Corporation, with responsibility for a multi-billion-dollar real estate portfolio including more than 38 million square feet across 113 countries. Ms. King was formerly Vice President, Finance and Business Operations for Yale University and, prior to that, held many leadership positions with PepsiCo, Inc., including Global Chief Information Officer and Chief Transformation Officer.

DIRTT also announces the resignation of Christine McGinley from the board, effective August 31. Ms. McGinley has been a director of DIRTT since 2013 and is the current chair of the Audit Committee. Ms. McGinley was instrumental in leading the board’s efforts in relation to the Company’s recent Nasdaq listing and the Company’s conversion from IFRS accounting to US GAAP. Management and the board thank Ms. McGinley for her significant contributions to the board and the Company.

Upon the effectiveness of their appointment, Mr. Ford and Ms. King will both join the Audit Committee along with current members Wayne Boulais and Denise Karkkainen, with Ms. King assuming the role of Audit Committee Chair.

Second Quarter Financial Review

Revenue for the second quarter of 2020 was $42.2 million compared to $64.1 million reported in the second quarter of 2019. In the second quarter of 2020, we experienced the ongoing effects of disruption in sales activity levels stemming from the transitional state of our commercial function as we implement our strategic plan. Our revenues were also impacted by the COVID-19 pandemic. We estimate approximately $3.7 million of projects that we were highly confident of second quarter delivery at March 15 which were deferred to future quarters in addition to opportunities that would normally have come to fruition that were delayed or deferred, the amount of which is not possible to quantify.

Correspondingly, gross profit for the second quarter of 2020 declined to $14.2 million from $24.4 million in the prior year period. Gross profit margin decreased to 33.7% of revenue in the second quarter from 38.1% in the prior year period, but up from 27.6% in the first quarter of 2020.

Gross profit for the second quarter was impacted by reduced fixed cost leverage on lower revenues and $0.5 million of severance costs offset by a $1.2 million timber provision reversal, following the validation of an in-situ remediation solution.

Adjusted Gross Profit Margin in the second quarter decreased to 38.2% from 42.1% in the prior year period.

Sales and marketing expenses decreased to $6.2 million for the second quarter of 2020 from $9.5 million in the prior year period. The decline was caused primarily by a reduction in commission expense on lower revenue; lower travel, meals and entertainment expenses due to restriction on travel as a result of COVID-19; the cancellation of the annual Connext trade show in June as a result of COVID-19; as well as continued attention to cost discipline. Included in sales and marketing expenses in the prior year period were $1.3 million of consulting costs related to our sales and marketing plan that did not recur in 2020. As economies re-open, we anticipate travel and entertainment expenses to increase over current levels, the timing and amount of which, however, are indeterminate.

General and administrative expenses decreased to $6.2 million for the second quarter of 2020 from $6.9 million for the prior year period. The decrease reflects expense reductions, both deliberate and as a result of COVID-19 combined with $0.4 million of professional fees related to the listing of our common shares on Nasdaq that did not recur. These reductions were partially offset by $0.9 million of higher legal costs.

Operations support expenses decreased to $2.3 million in the second quarter of 2020 from $2.9 million for the prior year period. In the second quarter of 2019 we incurred $0.7 million of consulting costs to assist with the rectification of the tile warping issue that did not recur in 2020.

Technology and development expenses of $2.1 million for the second quarter of 2020 were consistent with $2.0 million in the prior year period.

Net income for the second quarter of 2020 was $0.3 million or $0.00 per share compared to net income of $2.6 million or $0.03 per share for the second quarter of 2019. The decrease was a result of changes in gross profit and operating expenses as described above, increased stock-based compensation expense, as in 2019 stock-based compensation expense included a fair value adjustment on cash settled options, and a $0.5 million increase in foreign exchange losses partially offset by $4.3 million of government subsidies and lower income tax expense.

Adjusted EBITDA and Adjusted EBITDA Margin for the three months ended June 30, 2020 decreased to $0.3 million or 0.6% from $6.0 million or 9.4% in the same period of 2019. This reflects a $10.9 million decrease in Adjusted Gross Profit and $0.9 million of higher legal costs in 2020, partially offset by reduced commissions on lower revenues and decreased spending on travel, meals and entertainment, including tradeshows due to COVID-19 as well as cost reduction initiatives. Additionally, in the second quarter of 2019 we incurred $1.3 million of consulting costs for our sales and marketing plan and $0.4 million of costs related to the listing of our common shares on Nasdaq, neither of which recurred in 2020.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, July 30, 2020 at 8:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer, and Kim MacEachern, director of investor relations.

The conference call will be broadcast live in listen-only mode available through the Company website at dirtt.com/investors. Alternatively, click here to listen to the live webcast.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in a minimum of 15 minutes prior to the start time.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the webcast will be available online and on DIRTT’s website.

Statement of Operations

The following unaudited table presents DIRTT’s consolidated statements of operations for the three and six -month periods ended June 30, 2020 and 2019.

Unaudited	For the three months ended June 30,		For the six months ended June 30,
($000’s)	2020	2019	2020	2019
Product revenue	40,765	61,273	81,064	125,113
Service revenue	1,390	2,818	2,072	4,039

Total revenue	42,155	64,091	83,136	129,152

Product cost of sales	26,751	37,102	54,041	77,170
Costs of under-utilized capacity	—	—	2,010	—
Service cost of sales	1,188	2,568	1,554	3,957

Total cost of sales	27,939	39,670	57,605	81,127

Gross profit	14,216	24,421	25,531	48,025

Expenses
Sales and marketing	6,177	9,543	13,585	17,330
General and administrative	6,194	6,856	14,019	13,753
Operations support	2,251	2,870	4,783	5,352
Technology and development	2,082	2,046	4,247	4,163
Stock-based compensation	425	(1,655)	886	4,792
Reorganization	—	—	—	2,639

Total operating expenses	17,129	19,660	37,520	48,029

Operating income (loss)	(2,913)	4,761	(11,989)	(4)

Government subsidies	(4,284)	—	(4,284)	—
Foreign exchange (gain) loss	960	441	(1,359)	960
Interest income	(57)	(38)	(195)	(92)
Interest expense	61	25	96	74

	(3,320)	428	(5,742)	942

Income (loss) before tax	407	4,333	(6,247)	(946)

Income taxes
Current tax expense (recovery)	366	936	(215)	1,088
Deferred tax expense (recovery)	(242)	786	(987)	620

	124	1,722	(1,202)	1,708

Net income (loss)	283	2,611	(5,045)	(2,654)

Income (loss) per share
Basic and diluted income (loss) per share	0.00	0.03	(0.06)	(0.03)

Non-GAAP Financial Measures

Our condensed consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

For the current period, we removed the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We have presented a reconciliation to our prior calculation of Adjusted EBITDA for all the quarters presented. Additionally, in the current period, we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In the second quarter of 2020, we also removed the impact of government subsidies from Adjusted EBITDA.

Reorganization expenses, government subsidies, depreciation and amortization, stock-based compensation expense, and foreign exchange gains and losses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility into the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit, as previously presented	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA, as previously presented	EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; impairment expenses; stock-based compensation expense; government subsidies; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and six-month periods ended June 30, 2020 and 2019 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended June 30,		Six months ended June 30,
($000s)	2020	2019	2020	2019
Net income (loss) for the period	283	2,611	(5,045)	(2,654)
Add back (deduct):
Interest Expense	61	25	96	74
Interest Income	(57)	(38)	(195)	(92)
Income Tax Recovery	124	1,722	(1,202)	1,708
Depreciation and Amortization	2,761	2,940	5,893	6,335

EBITDA	3,172	7,260	(453)	5,371
Stock-based Compensation Expense	425	(1,655)	886	4,792
Non-cash Foreign Exchange Gain on Debt Revaluation	—	—	—	(211)
Government Subsidies	(4,284)	—	(4,284)	—
Reorganization Expense	—	—	—	2,639

Adjusted EBITDA, as previously presented	(687)	5,605	(3,851)	12,591

Other Foreign Exchange (Gains) Losses	960	441	(1,359)	1,171

Adjusted EBITDA	273	6,046	(5,210)	13,762

Net Income (Loss) Margin	0.7%	4.1%	(6.1%)	(2.1%)

Adjusted EBITDA Margin, as previously presented	(1.6%)	8.7%	(4.6%)	9.7%

Adjusted EBITDA Margin	0.6%	9.4%	(6.3%)	10.7%

The following unaudited table presents a reconciliation for the three and six-month periods ended June 30, 2020 and 2019 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended June 30,		Six months ended June 30,
($000s)	2020	2019	2020	2019
Gross profit	14,216	24,421	25,531	48,025
Gross profit margin	33.7%	38.1%	30.7%	37.2%
Add: Depreciation and amortization expense	1,908	2,559	4,169	4,739

Adjusted Gross Profit, as previously presented	16,124	26,980	29,700	52,764
Add: Costs of under-utilized capacity	—	—	2,010	—

Adjusted Gross Profit	16,124	26,980	31,710	52,764

Adjusted Gross Profit Margin, as previously presented	38.2%	42.1%	35.7%	40.9%

Adjusted Gross Profit Margin	38.2%	42.1%	38.1%	40.9%

Special Note Regarding Forward-Looking Statements

Certain information and statements contained in this news release constitute “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and within the meaning of applicable Canadian securities laws. The Company hereby cautions investors about important factors that could cause the Company’s actual results or outcomes to differ materially from those projected in any Forward-Looking Information contained in this news release. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “target,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. In particular, this news release contains Forward-Looking Information with respect to, among other things, the impact of COVID-19 on our business, expected changes to the Company’s board of directors and Audit Committee, and the timing thereof, the expected timing of re-opening our DIRTT Experience Centers to client tours, our expectations regarding the impacts of implementing our CRM system, our expected focus on leveraging opportunities to accelerate the shift from conventional to modular construction and our ability to position DIRTT to achieve sustained, long-term market share growth, and our expectations regarding future travel and entertainment expenses. Forward-Looking Information necessarily involves unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Factors that could have a material effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: competition in the interior construction industry; global economic, political, health and social conditions and financial markets, including those related to pandemics; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; labor overcapacity or shortages and disruptions in our manufacturing facilities; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies or disruption in the supply chain of certain key components and materials; our ability to balance capacity within our existing manufacturing facilities; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other factors and risks described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission.

Since actual results or outcomes could differ materially from those expressed in the Forward-Looking Information provided by or on behalf of the Company, investors and others should not place undue reliance on any such Forward-Looking Information.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 partner locations globally. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539